Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-228403 and 333-217966) and Form S-8 (No. 333-215511) of Hi-Crush Partners LP of our report dated February 21, 2017, except for the effects of the merger of entities under common control (the Hi-Crush Whitehall LLC and Other assets transaction) as discussed in Note 4 to the consolidated financial statements, as to which the date is May 1, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Houston, Texas
February 19, 2019